ORCA INTERNATIONAL LANGUAGE SCHOOLS INC.
909 – 6081 No. 3 Road
Richmond, British Columbia V6Y 2B2, Canada

NOTICE OF ANNUAL AND SPECIAL MEETING

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of Orca International Language Schools Inc. (the “Company”) will be held at the offices of Clark Wilson LLP, Suite 800, 885 West Georgia Street, Vancouver, British Columbia V6C 3H1, Canada, on Wednesday, January 14, 2009, at the hour of 10:00 am (Vancouver time) for the following purposes:

1.	to receive the audited financial statements of the Company for the financial year ended March 31, 2008, and the accompanying report of the auditors;

2.

to appoint Manning Elliott LLP, Chartered Accountants, as the auditors of the Company for the financial year ending March 31, 2009 and to authorize the directors of the Company to fix the remuneration to be paid to the auditors;

3.	to set the number of directors of the Company at three (3);

4.	to elect the directors of the Company;

5.

to consider and, if thought appropriate, pass a special resolution, the full text of which is set forth in the accompanying information circular (the “Information Circular”), to change the name of the Company from “Orca International Language Schools Inc.” to “SGB International Holdings Inc.”, or such other name as the directors of the Company may determine;

6.

to consider and, if thought appropriate, pass a special resolution, the full text of which is set forth in the Information Circular, to subdivide the issued and outstanding common shares of the Company on the basis of one (1) common share being subdivided into four and half (4.5) common shares;

7.

to consider and, if thought appropriate, pass a special resolution, the full text of which is set forth in the Information Circular, to alter the authorized share capital of the Company by creating a class of an unlimited number of preferred shares, issuable in series, with special rights and restrictions applicable to the class which permit the directors to affix specific rights and restrictions to each series, if, as and when issued and to alter the Company’s articles and notice of articles accordingly;

8.	to transact such further or other business as may properly come before the Meeting and any adjournment or postponement thereof.

The Information Circular provides additional information relating to the matters to be dealt with at the Meeting and is supplemental to, and expressly made a part of, this notice of the Meeting.

The Company’s board of directors has fixed December 15, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Each registered shareholder at the close of business on that date is entitled to such notice and to vote at the Meeting in the circumstances set out in the Information Circular.

If you are a registered shareholder of the Company and unable to attend the Meeting in person, please complete, date and sign the accompanying form of proxy and deposit it with the Company’s transfer agent, Pacific Stock Transfer Company at least 48 hours (excluding Saturdays, Sundays and holidays recognized in the Province of British Columbia) before the time and date of the Meeting or any adjournment or postponement thereof.

If you are a non-registered shareholder of the Company and received this notice of the Meeting and accompanying materials through a broker, a financial institution, a participant, a trustee or administrator of a self-administered retirement savings plan, retirement income fund, education savings plan or other similar self-administered savings or investment plan registered under the Income Tax Act (Canada), or a nominee of any of the foregoing that holds your securities on your behalf (the “Intermediary”), please complete and return the materials in accordance with the instructions provided to you by your Intermediary.

DATED at Vancouver, British Columbia, this 18th day of December, 2008.

By Order of the Board of Directors of

ORCA INTERNATIONAL LANGUAGE SCHOOLS INC.

/s/ Xin Li
Xin Li
President, Secretary and Director